Exhibit 99.1


                                                For Release: April 17, 2003
                                                       Contact: Tricia Post
                                                               802/863-2568

       Merchants Bancshares, Inc. Announces 2003 First Quarter Results

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.73 million, or diluted earnings per share of 44 cents for the quarter ended March 31, 2003, compared to net income of $3.01 million, or 48 cents per diluted share for the first quarter of last year. The return on average assets was 1.29% and the return on average equity was 13.16% for the first quarter of 2003, compared to 1.48% and 15.75%, respectively, for the first quarter of 2002. Merchants declared a dividend on April 17, 2003, of 25 cents per share payable May 15, 2003, to shareholders of record as of May 1, 2003.

      "Our margin has continued to come under pressure," said Merchants Bank President and CEO, Joseph L. Boutin. "In the first quarter of 2003 the net interest margin was 4.67%, compared to 4.82% for the first quarter of 2002. However, net interest income was $129 thousand higher than the first quarter of 2002, as a result of growth in average deposits and loans over the first quarter of last year of 5.6% and 5.4% respectively. Our annualized growth for the first quarter of this year over year-end was 16.1% in the loan portfolio and 6.7% in deposits," Boutin continued. Average deposits for the first quarter of 2003 were $751 million, compared to $711 million for the first quarter of last year. Quarter-end deposits were $768 million, an increase of $12.7 million over year-end 2002. Average loans for the first quarter of 2003 were $498 million, compared to $473 million for the first quarter of 2002. Quarter-end loan balances were $516 million, an increase of $20.0 million over year-end loan balances of $496 million. Further balance sheet growth should help to offset future margin compression by generating higher levels of net interest income.

      The decrease in Merchants' margin reflects the effect of the current prolonged low interest rate environment, which, if it continues, is likely to negatively impact the net interest margin for the remainder of 2003. Although the average balances of the loan portfolio increased from the first quarter of 2002 to the same period in 2003, the average interest rate earned on the loan portfolio decreased from 7.29% in the first quarter of 2002 to 6.55% in the first quarter of 2003. This is a result of both lower interest rates, and the continued shift in the makeup of Merchants' loan portfolio from fixed rate to lower yielding variable rate as borrowers have sought to refinance their current debt to take advantage of the favorable interest rate environment. Although this shift has exacerbated the current margin compression, it has had the effect of moving Merchants' balance sheet to an almost neutral interest rate gap position.

      During the first quarter Merchants introduced a 10-year fully-amortizing mortgage product, which has produced record mortgage volume. "This product has allowed us to deploy our increased core funding at a reasonable spread; at the same time we have been able to shorten our balance sheet, which will give us strong cash flow to reinvest at current market levels going forward. This product has also afforded us the opportunity to establish full service banking relationships with many new customers; seven out of ten of the borrowers were customers of other financial institutions," said Boutin.

      Nonperforming assets at March 31, 2003, were $4.74 million, or 0.55% of total assets. This is an increase of $986 thousand over the year-end balance of $3.76 million. "Nonperforming assets have increased over the past five quarters. This increase is clearly reflective of a weak local and national economy, which, if it continues, may contribute to further increases in levels of nonperforming assets. The individual components of the nonperforming asset portfolio remain fluid with the total maintained at a manageable and modest level," said Boutin. Cash and marketable equity securities secure approximately $946 thousand of the nonperforming assets portfolio. Since 1999, Merchants has recorded its recoveries on previously charged off obligations as a negative loan loss provision. As a result of declines in the unallocated portion of the reserve, Merchants has discontinued its practice of recording these recoveries as negative loan loss provisions Merchants recorded charge-offs of $49 thousand and recoveries of $32 thousand during the first quarter of 2003. The amount of the negative provision for the first quarter of 2002 was $433 thousand.
The allowance for loan losses is reviewed by management quarterly and continues to be deemed adequate under current market conditions.

      Noninterest income increased $338 thousand from the first quarter of 2002 to the first quarter of 2003. Excluding net gains on sales of investments, noninterest income increased $121 thousand from the first quarter of 2002 to the first quarter of 2003. The increase is due primarily to continued increases in overdraft service charge revenue. Merchants' net overdraft fee revenue increased $105 thousand from $560 thousand in the first quarter of 2002 to $665 thousand in the first quarter of 2003. The increase in revenue is primarily a result of an overall larger deposit base, and an increase in the overdraft fee from $18 to $20 during the second quarter of 2002. Merchants Trust Company income for the first quarter of this year was $44 thousand less than the same quarter of 2002. This decrease was primarily due to continuing reductions in asset market values, changes in the Trust Company's fee schedule and the realignment of resources as a result of the decision made in 2002 to discontinue brokerage advisory and discount brokerage services.

      Total noninterest expense increased $466 thousand from $7.11 million to $7.57 million for the first quarter of 2003 compared to 2002. Salaries and employee benefits increased $256 thousand for the first quarter of this year compared to last year. Merchants is continuing its salary administration evaluation project, and related salary increases are being phased in over the course of 2003. Merchants has also increased its staffing levels in anticipation of the opening of its new branch in St. Albans, Vermont during April 2003. Additionally, Merchants is continuing to experience increases in its pension plan expense primarily due to decreases in the market value of plan assets.

      Merchants' marketing expenses increased by $51 thousand for the first quarter of 2003 compared to 2002. Merchants has increased marketing efforts in anticipation of its de novo branch expansion into the St. Albans and White River Junction, Vermont markets during the second and third quarters of this year. Additionally, Merchants' equity in losses of real estate limited partnerships increased $84 thousand this quarter as Merchants continued to invest in community-based affordable housing partnerships. Merchants finds these investments attractive because they provide an opportunity for us to invest in affordable housing in the communities in which it does business, as well as providing federal tax credits which can be used as an offset to the income tax provision.

      Merchants will begin holding quarterly earnings conference calls, with the initial call scheduled for Monday, April 21, 2003, at 9:00a.m. The dial-in number is 888-422-7105. The access code is 894479. Participants are asked to call in a few minutes prior to the call in order to register for the event. A replay will be available through April 28, 2003. The replay dial-in number is 877-471-6581. The replay access code is 413091.

      The mission of Merchants Bank is to provide best-in-class community banking services to Vermonters. This commitment is fulfilled through a community, branch-based, system that includes 33 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as FreedomLYNX[R] checking, MoneyLYNX[R] money market accounts, and CommerceLYNX[R] business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. Total assets of Merchants are $867 million. For more information about Merchants Bank visit our website at www.mbvt.com. The stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

      Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of the Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and the Company cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

                         Merchants Bancshares, Inc.
                            Financial Highlights
                     For the period ended March 31, 2003
               (In thousands except share and per share data)


                                              03/31/03      12/31/02      03/31/02      12/31/01

Balance Sheets - Period End
Total Assets                                  $ 867,372     $ 854,495     $ 814,408     $ 800,467
Loans                                           515,527       495,588       472,071       479,685
Allowance for Loan Losses (ALL)                   8,480         8,497         8,812         8,815
Net Loans                                       507,047       487,091       463,259       470,870
Investment Securities                           280,413       270,215       253,853       212,454
Fed Funds Sold and Securities Purchased
 Under Resale Agreements                         11,011        31,500        35,000        51,000
Other Real Estate Owned                              57            57           225           225
Other Assets                                     68,844        65,632        62,071        65,918
Deposits                                        768,004       755,274       723,922       711,812
Short-term Borrowings                               504         4,000         4,000         1,248
Long-term Debt                                    6,340         2,377         2,449         2,453
Other Liabilities                                 8,375        10,086         7,917         9,391
Stockholders' Equity                             84,149        82,758        76,120        75,563

Balance Sheets - Quarter-to-Date Averages
Total Assets                                  $ 848,963     $ 844,656     $ 800,838     $ 795,397
Loans                                           497,976       491,494       472,617       478,265
Allowance for Loan Losses                         8,480         8,678         8,890         9,680
Net Loans                                       489,496       482,816       463,727       468,585
Investment Securities                           278,413       276,056       239,371       206,529
Interest Earning Assets                         798,028       788,098       750,201       744,193
Total Deposits                                  751,461       748,585       711,357       707,790
Borrowings                                        3,985         5,065         5,058         4,984
Interest Bearing Liabilities                    662,405       655,914       625,215       619,543
Stockholders' Equity                             83,111        84,574        76,639        74,986

Ratios and Supplemental Information
Book Value Per Share                          $   13.61     $   13.39     $   12.41     $   12.32
Tier I Leverage Ratio                              9.28%         9.51%         9.31%        9.12%
Period End Common Shares Outstanding          6,180,996     6,178,438     6,151,889     6,132,533

Credit Quality - Period End
Nonperforming Loans (NPLs)                    $   4,685     $   3,699     $   2,239     $   2,610
Nonperforming Assets (NPAs)                       4,742         3,756         2,464         2,835
NPLs as a % of Total Loans                         0.91%         0.75%         0.47%         0.54%
NPAs as a % of Total Assets                        0.55%         0.44%         0.30%         0.35%
ALL as a % of NPLs                                  181%          230%          394%          338%


                                                     For the Three Months Ended
                                                Mar. 31,      Mar. 31,      Dec 31.
                                                  2003          2002          2002

Interest Income
Interest and Fees on Loans                      $   8,032     $   8,656     $   8,450
Interest on Investments                             3,292         3,475         3,495
Total Interest Income                              11,324        12,131        11,945

Interest Expense
Deposits                                            2,097         3,037         2,356
Short-term Borrowings                                   6            10             8
Long-term Debt                                         27            19            29
Total Interest Expense                              2,130         3,066         2,393
Net Interest Income                                 9,194         9,065         9,552
Provision for Loan Losses                              --          (433)         (241)
Net Interest Income After Provision for
 Loan Losses                                        9,194         9,498         9,793

Noninterest Income
Trust Company Income                                  345           389           384
Service Charges on Deposits                         1,050           922         1,128
Gain  on sale of investments, Net                     217            --           437
Other                                                 469           432           518
Total Noninterest Income                            2,081         1,743         2,467

Noninterest Expense
Salaries and Employee Benefits                      3,817         3,561         4,002
Occupancy and Equipment Expenses                    1,292         1,229         1,345
Legal and Professional Fees                           311           326           456
Marketing                                             301           250           397
Equity in Losses of Real Estate
 Limited Partnerships                                 402           318           352
Expenses Other Real Estate Owned                       24            31            34
Other                                               1,420         1,392         1,397
Total Noninterest Expense                           7,567         7,107         7,983
Income Before Income Taxes                          3,708         4,134         4,277
Income Taxes                                          974         1,128         1,156
Net Income                                      $   2,734     $   3,006     $   3,121

Ratios and Supplemental Information
Weighted Average Common Shares Outstanding      6,140,604     6,143,961     6,174,932
Weighted Average Diluted Shares Outstanding     6,194,462     6,217,258     6,220,052
Basic Earnings Per Common Share                 $    0.44     $    0.49     $    0.51
Diluted Earnings Per Common Share                    0.44          0.48          0.50
Return on Average Assets                             1.29%         1.48%         1.48%
Return on Average Stockholders' Equity              13.16%        15.75%        14.77%
Net Interest Rate Spread                             4.45%         4.48%         4.57%
Net Interest Margin                                  4.67%         4.82%         4.81%
Efficiency Ratio (1)                                62.44%        59.77%        60.44%

<F1>  The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sale of securities, state franchise taxes, and any significant nonrecurring items.
Note: As of Match 31, 2003, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $6.2 million.


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